NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
July 26, 2017		First Citizens BancShares
919.716.2716
FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2017
RALEIGH, N.C. -- First Citizens BancShares, Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended June 30, 2017. Net income for the second quarter of 2017 was $134.7 million, or $11.21 per share, compared to $67.6 million, or $5.63 per share, for the first quarter of 2017, and $69.3 million, or $5.77 per share, for the corresponding period of 2016, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 1.58 percent and an annualized return on average equity of 17.10 percent, compared to respective returns of 0.82 percent and 8.96 percent for the first quarter of 2017, and 0.87 percent and 9.33 percent for the second quarter of 2016.
Earnings for the second quarter of 2017 included a pre-tax acquisition gain of $122.7 million recognized in connection with the May 5, 2017, FDIC-assisted transaction involving certain assets and liabilities assumed of Guaranty Bank (Guaranty) of Milwaukee, Wisconsin, and investment securities gains of $3.4 million. The after-tax impact of the acquisition gain was $78.0 million. The Guaranty acquisition contributed $646.8 million in loans and $692.2 million in deposit balances at June 30, 2017. Earnings for the second quarter of 2016 included $16.6 million of pre-tax income due to the early termination of certain FDIC shared-loss agreements, $12.5 million in investment securities gains and $3.3 million in acquisition gains recognized in connection with the FDIC-assisted transactions of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin and First CornerStone Bank (FCSB) of King of Prussia, Pennsylvania.
For the six months ended June 30, 2017, net income was $202.3 million, or $16.84 per share, compared to $121.4 million, or $10.11 per share, reported for the same period of 2016. Annualized returns on average assets and average equity were 1.20 percent and 13.11 percent, respectively, through June 30, 2017, compared to 0.76 percent and 8.26 percent, respectively, for the same period a year earlier. Year-to-date 2017 pre-tax earnings included gains of $134.7 million recognized in connection with the FDIC-assisted transactions of Guaranty and Harvest Community Bank (HCB) of Pennsville, New Jersey. Year-to-date 2016 earnings included gains of $5.0 million recognized in connection with the NMSB and FCSB acquisitions.
SECOND QUARTER HIGHLIGHTS

•	Loans grew by $965.0 million to $22.87 billion, or by 17.7 percent on an annualized basis, during the second quarter of 2017, reflecting the Guaranty acquisition and originated portfolio growth.

•
Deposits increased $453.6 million to $29.46 billion, or by 6.3 percent on an annualized basis, from March 31, 2017, primarily due to the deposit balances acquired from Guaranty and organic growth in low-cost demand deposit accounts.

•
Net interest income increased $11.3 million, or by 4.5 percent, compared to the first quarter of 2017. The increase was primarily due to originated loan growth and higher interest income earned on non-purchased credit impaired (non-PCI) loans, overnight investments and investment securities.

•
The taxable-equivalent net interest margin increased 3 basis points to 3.28 percent, compared to the first quarter of 2017, primarily due to a higher federal funds rate, favorable yields on investments and deposits and higher loan balances.

•
Net charge-offs on total loans and leases were $4.5 million, or 0.08 percent of average loans and leases on an annualized basis, compared to $6.1 million, or 0.11 percent, during the first quarter of 2017.

•
BancShares remained well capitalized under Basel III capital requirements with a Tier 1 risk-based capital ratio of 12.69 percent, common equity Tier 1 ratio of 12.69 percent, total risk-based capital ratio of 14.07 percent and leverage capital ratio of 9.33 percent at June 30, 2017.

LOANS AND DEPOSITS
Loans at June 30, 2017, were $22.87 billion, a net increase of $965.0 million compared to March 31, 2017, representing growth of 17.7 percent on an annualized basis. Non-PCI loans increased by $919.0 million, reflecting originated growth of $383.1 million and non-PCI loans acquired from Guaranty of $535.9 million at June 30, 2017. Purchased credit impaired (PCI) loans increased by $46.0 million reflecting net PCI loans acquired from Guaranty of $110.9 million at June 30, 2017, offset by loan run-off of $64.9 million.
Loan balances increased by a net $1.13 billion, or 10.5 percent on an annualized basis, since December 31, 2016. This increase was primarily driven by $512.0 million of organic growth in the non-PCI portfolio and $535.9 million in non-PCI loans acquired in the Guaranty acquisition at June 30, 2017. The PCI portfolio increased over this period by $85.7 million, reflecting net PCI loans acquired from Guaranty and HCB of $110.9 million and $74.4 million, respectively, at June 30, 2017, offset by loan run-off of $99.6 million.
At June 30, 2017, deposits were $29.46 billion, an increase of $453.6 million, or 6.3 percent on an annualized basis, since March 31, 2017. This increase was due to organic growth in demand deposit, interest-bearing savings and checking accounts and the deposit balances acquired from the Guaranty acquisition of $692.2 million at June 30, 2017, offset by run-off in time deposits and money market accounts. Deposits increased by $1.29 billion, or 4.6 percent, since December 31, 2016, due to organic growth of $514.8 million primarily in demand deposit, interest-bearing savings and checking accounts and the deposit balances from the Guaranty and HCB acquisitions of $692.2 million and $88.1 million, respectively, at June 30, 2017. These increases were offset by run-off in time deposits and money market accounts.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $228.8 million at June 30, 2017, an increase of $7.9 million and $10.0 million from March 31, 2017, and December 31, 2016, respectively. The allowance as a percentage of total loans at June 30, 2017, was 1.00 percent, down from 1.01 percent at both March 31, 2017, and December 31, 2016.
BancShares recorded net provision expense of $12.3 million for loan and lease losses for the second quarter of 2017, compared to $8.2 million for the first quarter of 2017. The $4.1 million increase in net provision expense was due to higher PCI provision expense of $5.4 million, partially offset by a decrease of $1.3 million in non-PCI provision expense. The increase in PCI loan provision expense was primarily due to updates in default rates for certain pools of PCI loans based on actual experience. The decrease in non-PCI provision expense was due to credit quality improvements in the commercial loan portfolio and lower net charge-offs, partially offset by higher originated loan growth and an increase in specific reserves on impaired loans and leases.
Net provision expense increased $7.8 million from the second quarter of 2016. Non-PCI provision expense increased $3.1 million primarily due to higher originated loan growth and higher net charge-offs. The PCI provision expense increased $4.7 million due to updates in default rates for certain pools of PCI loans based on actual experience.
NONPERFORMING ASSETS
At June 30, 2017, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $150.2 million, up from $144.0 million at March 31, 2017, and $147.0 million at December 31, 2016. The increase from March 31, 2017, was due to a $4.3 million increase in OREO and a $1.9 million increase in nonaccrual loans. The increase from December 31, 2016, was due to a $3.6 million increase in nonaccrual loans, primarily in residential mortgage loans, offset by a $450 thousand decline in OREO.
NET INTEREST INCOME
Net interest income increased $11.3 million, or by 4.5 percent, to $261.6 million from the first quarter of 2017. The increase was due to higher non-PCI loan interest income of $8.0 million, a $1.9 million increase in interest income earned on overnight investments, an increase in PCI loan interest income of $1.1 million and higher investment securities interest income of $655 thousand. These increases were partially offset by an increase in interest expense of $419 thousand primarily related to higher rates paid on short-term borrowings.
Net interest income increased $29.4 million, or by 12.7 percent, from the second quarter of 2016. The increase was primarily due to a $20.2 million increase in non-PCI loan interest income due to originated loan volume and the contribution from the Guaranty acquisition, a $5.7 million increase in investment securities interest income and a $3.2 million increase in interest income earned on excess cash held in overnight investments. Interest income earned on overnight investments was positively impacted by two 25 basis point increases in the federal funds rate, one in March 2017 and the other in December 2016.
The taxable-equivalent net interest margin was 3.28 percent for the second quarter of 2017, an increase of 3 basis points from the first quarter of 2017 and an increase of 15 basis points from the same quarter in the prior year. The margin improvement compared to the first quarter of 2017 was primarily due to a higher federal funds rate, favorable yields on investments and deposits, as well as higher loan balances. The margin improvement compared to second quarter of 2016 was primarily due to improved investment yields and higher investment portfolio balances.
NONINTEREST INCOME
Total noninterest income for the second quarter of 2017 was $248.2 million and included the $122.7 million pre-tax gain on the acquisition of Guaranty. Noninterest income, excluding acquisition gains, increased by $10.2 million from the first quarter of 2017, due to higher merchant and cardholder income of $4.6 million resulting from higher sales volume, a $3.7 million increase in service charges on deposit accounts, investment securities gains of $3.4 million and higher wealth management fees of $1.0 million. These increases were partially offset by lower mortgage income of $2.6 million due to an unfavorable change in the value of interest rate lock commitments.
Noninterest income, excluding acquisition gains of $122.7 million in the second quarter of 2017 and $3.3 million in the second quarter of 2016, decreased by $11.5 million from the second quarter of 2016 primarily due to the $16.6 million pre-tax impact of the early termination of the FDIC shared-loss agreements recognized in the second quarter 2016 and a $9.2 million decrease in securities gains. These decreases were partially offset by higher merchant and cardholder income of $5.6 million due to higher sales volume, a $4.0 million increase in service charges on deposit accounts and lower FDIC receivable adjustments of $1.1 million.
NONINTEREST EXPENSE
Noninterest expense increased by $21.3 million to $285.6 million, compared to the first quarter of 2017. Merger-related expenses increased $6.0 million primarily related to the Guaranty acquisition. Salaries and wages increased $5.9 million primarily due to merit increases and increased headcount from the Guaranty acquisition. Other impacts included increases in consultant expense of $1.5 million, occupancy expense of $1.3 million and processing fees paid to third parties of $1.1 million. Additionally, other expenses increased primarily as a result of a higher write-downs on OREO of $1.4 million and a $1.2 million reversal of a repurchase reserve on a Small Business Administration (SBA) guaranteed loan recognized in the first quarter of 2017. These increases in noninterest expense were partially offset by lower employee benefits of $2.2 million related to payroll taxes and a decline in foreclosure-related expense of $1.9 million.
Noninterest expense increased by $27.3 million from the same quarter last year, primarily the result of a $15.5 million increase in personnel expense, due to merit increases and increased headcount, and higher merger-related expenses of $5.5 million from the Guaranty acquisition. Additionally, noninterest expense increased due to higher merchant and cardholder processing expense of $2.1 million related to higher sales volume, higher equipment expense of $1.9 million and an increase in foreclosure-related expense of $1.7 million.
INCOME TAXES
Income tax expense was $77.2 million, $37.4 million and $40.3 million for the second quarter of 2017, first quarter of 2017, and second quarter of 2016, representing effective tax rates of 36.4 percent, 35.6 percent and 36.7 percent during the respective periods.

ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 22 states, including digital banking, mobile banking, ATMs and telephone banking. As of June 30, 2017, BancShares had total assets of $34.77 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Six months ended
(Dollars in thousands, except share data; unaudited)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
SUMMARY OF OPERATIONS
Interest income	$272,542	$260,857	$243,369	$533,399	$486,481
Interest expense	10,933	10,514	11,180	21,447	21,572
Net interest income	261,609	250,343	232,189	511,952	464,909
Provision for loan and lease losses	12,324	8,231	4,562	20,555	9,405
Net interest income after provision for loan and lease losses	249,285	242,112	227,627	491,397	455,504
Gain on acquisitions	122,728	12,017	3,290	134,745	4,994
Noninterest income excluding gain on acquisitions	125,472	115,275	136,960	240,747	240,538
Noninterest expense	285,606	264,345	258,303	549,951	509,974
Income before income taxes	211,879	105,059	109,574	316,938	191,062
Income taxes	77,219	37,438	40,258	114,657	69,674
Net income	$134,660	$67,621	$69,316	$202,281	$121,388
Taxable-equivalent net interest income	$262,549	$251,593	$233,496	$514,142	$467,683
PER SHARE DATA
Net income	$11.21	$5.63	$5.77	$16.84	$10.11
Cash dividends	0.30	0.30	0.30	0.60	0.60
Book value at period-end	269.75	258.17	252.76	269.75	252.76
CONDENSED BALANCE SHEET
Cash and due from banks	$556,772	$502,273	$507,569	$556,772	$507,569
Overnight investments	2,882,789	2,736,514	2,276,080	2,882,789	2,276,080
Investment securities	6,596,530	7,119,944	6,557,736	6,596,530	6,557,736
Loans and leases	22,871,465	21,906,449	20,742,571	22,871,465	20,742,571
Less allowance for loan and lease losses	(228,798)	(220,943)	(208,008)	(228,798)	(208,008)
Other assets	2,091,092	1,974,168	2,354,455	2,091,092	2,354,455
Total assets	$34,769,850	$34,018,405	$32,230,403	$34,769,850	$32,230,403
Deposits	$29,456,338	$29,002,768	$27,257,774	$29,456,338	$27,257,774
Other liabilities	2,073,661	1,914,941	1,936,925	2,073,661	1,936,925
Shareholders’ equity	3,239,851	3,100,696	3,035,704	3,239,851	3,035,704
Total liabilities and shareholders’ equity	$34,769,850	$34,018,405	$32,230,403	$34,769,850	$32,230,403
SELECTED PERIOD AVERAGE BALANCES
Total assets	$34,243,527	$33,494,500	$32,161,905	$33,871,083	$31,933,782
Investment securities	7,112,267	7,084,986	6,786,463	7,098,702	6,648,355
Loans and leases	22,575,323	21,951,444	20,657,094	22,265,106	20,503,093
Interest-earning assets	32,104,717	31,298,970	29,976,629	31,704,069	29,767,629
Deposits	29,087,852	28,531,166	27,212,814	28,811,046	27,105,420
Interest-bearing liabilities	19,729,956	19,669,075	19,092,287	19,699,683	19,079,769
Shareholders’ equity	$3,159,004	$3,061,099	$2,989,097	$3,111,388	$2,953,948
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.58%	0.82%	0.87%	1.20%	0.76%
Annualized return on average equity	17.10	8.96	9.33	13.11	8.26
Taxable-equivalent net interest margin	3.28	3.25	3.13	3.27	3.16
Efficiency ratio (1)	74.43	72.29	75.96	73.38	75.92
Tier 1 risk-based capital ratio	12.69	12.57	12.63	12.69	12.63
Common equity Tier 1 ratio	12.69	12.57	12.63	12.69	12.63
Total risk-based capital ratio	14.07	13.99	14.10	14.07	14.10
Leverage capital ratio	9.33	9.15	9.09	9.33	9.09
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Six months ended
(Dollars in thousands, unaudited)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$220,943	$218,795	$206,783	$218,795	$206,216
Provision (credit) for loan and lease losses:
PCI loans (1)	2,572	(2,845)	(2,146)	(273)	(4,143)
Non-PCI loans (1)	9,752	11,076	6,708	20,828	13,548
Net charge-offs of loans and leases:
Charge-offs	(9,423)	(8,709)	(5,897)	(18,194)	(12,675)
Recoveries	4,954	2,626	2,560	7,642	5,062
Net charge-offs of loans and leases	(4,469)	(6,083)	(3,337)	(10,552)	(7,613)
ALLL at end of period	$228,798	$220,943	$208,008	$228,798	$208,008
ALLL at end of period allocated to loans and leases:
PCI	$13,496	$10,924	$11,555	$13,496	$11,555
Non-PCI	215,302	210,019	196,453	215,302	196,453
ALLL at end of period	$228,798	$220,943	$208,008	$228,798	$208,008
Net charge-offs of loans and leases:
PCI	$—	$—	$56	$—	$614
Non-PCI	4,469	6,083	3,281	10,552	6,999
Total net charge-offs	$4,469	$6,083	$3,337	$10,552	$7,613
Reserve for unfunded commitments	$1,133	$1,198	$399	$1,133	$399
SELECTED LOAN DATA
Average loans and leases:
PCI	$858,053	$857,501	$931,820	$857,778	$935,830
Non-PCI	21,717,270	21,093,943	19,725,274	21,407,328	19,567,263
Loans and leases at period-end:
PCI	894,863	848,816	921,467	894,863	921,467
Non-PCI	21,976,602	21,057,633	19,821,104	21,976,602	19,821,104
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$1,312	$1,458	$3,759	$1,312	$3,759
Non-PCI	88,067	86,086	89,006	88,067	89,006
Other real estate	60,781	56,491	67,089	60,781	67,089
Total nonperforming assets	$150,160	$144,035	$159,854	$150,160	$159,854
Accruing loans and leases 90 days or more past due	$76,778	$78,558	$79,824	$76,778	$79,824
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	—%	—%	0.02%	—%	0.13%
Non-PCI	0.08	0.12	0.07	0.10	0.07
Total	0.08	0.11	0.06	0.10	0.07
ALLL to total loans and leases:
PCI	1.51	1.29	1.25	1.51	1.25
Non-PCI	0.98	1.00	0.99	0.98	0.99
Total	1.00	1.01	1.00	1.00	1.00
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	0.35	0.59	1.17	0.35	1.17
Noncovered	0.66	0.66	0.77	0.66	0.77
Total	0.65	0.66	0.77	0.65	0.77
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$22,575,323	$236,580	4.20%	$21,951,444	$227,792	4.20%	$20,657,094	$216,612	4.22%
Investment securities:
U. S. Treasury	1,622,936	4,453	1.10	1,644,598	4,199	1.04	1,540,669	2,993	0.78
Government agency	52,049	203	1.56	53,545	205	1.53	373,006	844	0.91
Mortgage-backed securities	5,278,731	24,756	1.88	5,241,296	24,322	1.86	4,787,719	20,554	1.72
Corporate bonds	60,356	932	6.17	57,104	980	6.87	12,533	197	6.27
Other	98,195	154	0.63	88,443	133	0.61	72,536	251	1.40
Total investment securities	7,112,267	30,498	1.72	7,084,986	29,839	1.69	6,786,463	24,839	1.47
Overnight investments	2,417,127	6,404	1.06	2,262,540	4,476	0.80	2,533,072	3,225	0.51
Total interest-earning assets	$32,104,717	$273,482	3.42%	$31,298,970	$262,107	3.39%	$29,976,629	$244,676	3.28%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,978,159	$253	0.02%	$4,834,779	$252	0.02%	$4,446,454	$218	0.02%
Savings	2,293,589	188	0.03	2,160,689	184	0.03	2,016,387	151	0.03
Money market accounts	8,107,107	1,688	0.08	8,343,092	1,859	0.09	8,084,829	1,644	0.08
Time deposits	2,745,473	2,003	0.29	2,815,682	2,141	0.31	2,986,103	2,588	0.35
Total interest-bearing deposits	18,124,328	4,132	0.09	18,154,242	4,436	0.10	17,533,773	4,601	0.11
Repurchase agreements	718,700	539	0.30	669,923	404	0.24	738,191	453	0.25
Other short-term borrowings	87,609	637	2.88	27,957	176	2.51	2,573	1	0.13
Long-term obligations	799,319	5,625	2.82	816,953	5,498	2.69	817,750	6,125	3.00
Total interest-bearing liabilities	$19,729,956	$10,933	0.22	$19,669,075	$10,514	0.22	$19,092,287	$11,180	0.23
Interest rate spread			3.20%			3.17%			3.05%
Net interest income and net yield on interest-earning assets		$262,549	3.28%		$251,593	3.25%		$233,496	3.13%
(1) Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 3.1 percent, 3.1 percent and 5.5 percent for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively. The taxable-equivalent adjustment was $940, $1,250 and $1,307 for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.